As filed with the Securities and Exchange Commission on October 4, 2004
                                                 Registration No. 333-

==============================================================================

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             Form S-8
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         IDI GLOBAL, INC.
(Exact name of small business issuer as specified in its charter)

                Nevada                        87-0617040
      (State of incorporation)     (I.R.S. Employer Identification No.)

462 East 800 North, Orem, Utah               84097
(Address of principal executive offices)   (Zip code)

Issuer's telephone number, including area code: (801) 224-4444

                         ---------------

           IDI Global, Inc. 2002 Equity Incentive Plan
                               and
      Letter Agreement with Call, Jensen & Ferrell, Lawyers
                    (Full title of the plans)

                         ----------------

                      Kevin R. Griffith, CEO
                        462 East 800 North
                         Orem, Utah 84097
                          (801) 224-4444
    (Name, address and telephone number of agent for service)

                         ---------------

                 CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                   Proposed     Proposed
Title of each                      Maximum      Maximum
class of          Amount           Offering     Aggregate    Amount of
Securities to     to be            Price Per    Offering     Registration
be Registered     Registered (1)   Unit (2)     Price        Fee
------------------------------------------------------------------------------
Common Stock      499,000          $ 0.725      $ 361,775    $ 45.84
------------------------------------------------------------------------------

     (1) Based on an estimate of 249,000 shares that may be purchased under options granted pursuant to the IDI Global, Inc. 2002 Equity Incentive Plan and on the 250,000 shares to be issued pursuant to the Letter Agreement with Call, Jensen & Ferrell, Lawyers.

     (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act, based on the average of the high and low sale prices of the common stock as reported on the NASD OTC Bulletin Board as of September 29, 2004.

                              PART I

       INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended, is not required to be filed with the Securities and Exchange Commission (the "SEC") and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed with the SEC by IDI Global, Inc., (the "IDI Global"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are, as of their respective dates, hereby incorporated by reference in this registration statement:

(i)     Annual Report on Form 10-KSB for the fiscal year ended December 31,
        2003;

(ii) Quarterly Reports on Form 10-QSB, as amended, for the period ended March 31, 2004 and for the period ended June 30, 2004;

(iii)   Current Report on Form 8-K, dated February 9, 2004; and


(iv) The description of the common stock, par value $.001, is contained in the issuer's registration statement under Part I, Item 8, on Form 10-SB, filed on April 7, 2000.

In addition, all documents that IDI Global subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing with the SEC of a post-effective amendment to this registration statement that (1) indicates that all shares of common stock registered on this registration statement have been sold or (2) affects the deregistration of the balance of such shares then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be part of this registration statement from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

IDI Global is not aware of any expert or legal counsel named in this registration statement who will receive a direct or indirect substantial interest in the offering. The validity of the common stock registered in this registration statement has been passed upon by Cindy Shy, P.C. and that opinion is attached as an exhibit to this registration statement.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Nevada Revised Statutes Section 78.7502 and 78.751 our Articles of Incorporation and bylaws provide for the indemnification of present and former directors and officers and each person who serves at our request as our officer or director. Indemnification for a director is mandatory and indemnification for an officer, agent or employee is permissive. We will indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is or was our director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interest. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful. This right of indemnification shall not be exclusive of other rights the individual is entitled to as a matter of law or otherwise.

We will not indemnify an individual adjudged liable due to his negligence or wilful misconduct toward us or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding. Also, we are authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him pursuant to our bylaws.

Our bylaws provide that individuals may receive advances for expenses if the individual provides a written affirmation of his good faith belief that he has met the appropriate standards of conduct and he will repay the advance if he is judged not to have met the standard of conduct.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

No.      Description
5.1      Opinion of Cindy Shy, P.C.
23.1     Consent of Chisholm, Bierwolf & Nilson, LLC
23.2 Consent of Cindy Shy, P.C. is contained in Exhibit 5.1 to this registration statement

ITEM 9.  UNDERTAKINGS

IDI Global hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
      (a) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (b) To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of IDI Global's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of IDI Global pursuant to the foregoing provisions, or otherwise, IDI Global has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by IDI Global of expenses incurred or paid by a director, officer or controlling person of IDI Global in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, IDI

Global will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                            SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orem, State of Utah, on September 30, 2004.

                                  IDI GLOBAL, INC.


                                     /s/ Kevin R. Griffith
                                  By:_______________________________________
                                     Kevin R. Griffith
                                     Chief Executive Officer and
                                     Secretary/Treasurer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: September 30, 2004           /s/ Kevin R. Griffith
                                   ____________________________________
                                   Kevin R. Griffith
                                   Chief Executive Officer,
                                   Secretary/Treasurer,
                                   Principal Financial Officer, Principal
                                   Accounting Officer, and Director


Date: September 30, 2004           /s/ Michael T. Morley
                                   __________________________________
                                   Michael T. Morley
                                   Director